Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Ordinary Shares, par value NIS 48.00, of Check-Cap Ltd. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:	April 1, 2024
EquityLine Alternate Assets GP Inc.

By:	/s/ Sergiy Shchavyelyev
	Name:	Sergiy Shchavyelyev
	Title:	Sole Director

/s/ Sergiy Shchavyelyev
Sergiy Shchavyelyev